EXHIBIT 99.1

TRIDENT MICROSYSTEMS REPORTS FINANCIAL RESULTS FOR
SECOND QUARTER OF FISCAL YEAR 2005

Sunnyvale, Calif., — January 20, 2005: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV semiconductor technology today announced for the second quarter of fiscal 2005, ended December 31, 2004, the company achieved net revenues of $15,387,000, a sequential decrease of 7% — in line with previous guidance, from the $16,602,000 reported in the immediately preceding quarter, and a year over year decrease of 5% from $16,227,000 reported in the second fiscal quarter one year ago. Included in these consolidated results, were sales of $15,013,000 in the quarter ended December 31, 2004 in digital media products by TTI, an 83%-owned subsidiary which represented a sequential decrease in digital media sales of 6% over the $16,022,000 reported in the September 30, 2004 quarter and a year over year decrease of 6% from the $15,889,000 reported in the second quarter of fiscal 2004.

On a generally accepted accounting principles (GAAP) basis, the company recorded a net loss of $546,000 or $.02 per share in the second quarter ended December 31, 2004. The GAAP presentation takes into account $721,000 in deferred compensation expense related to TTI stock option grants, $585,000 of in-process research and development expense relating to our purchase of some of the minority interest in TTI and a decline in value of $ 70,000 or approximately 2.0% of the balance of certain private equity investments which we continue to carry on the balance sheet. This compares to net income on a GAAP basis of $1,382,000 or $0.04 per diluted share in the September 30, 2004 quarter, which included $216,000 in deferred compensation expense relating to TTI and a net gain on the sale of investments of $401,000. Net income for the six months ended December 31, 2004 was $836,000, on a GAAP basis, or $0.01 per diluted share, which included $937,000 in deferred compensation expense relating to TTI stock option grants, $585,000 in-process research and development expenses relating to our purchase of some of the minority interest in TTI and a net gain on the sale of investments of $331,000. This also compares on a year over year basis to net income of $6,111,000 or $0.25 per fully diluted share for the quarter ended December 31, 2003 which included $7,120,000 net gain on sale of investments predominately from the sale of our graphics subsidiary.

Pro forma net income in the quarter ended December 31, 2004, which excludes deferred compensation expense of $721,000, in-process research and development expense of $585,000 and a decline in the carrying value of certain investments of $70,000, was $830,000, or $0.03 per diluted share. This compares to pro forma net income of $1,197,000 or $0.04 per diluted share in the prior quarter, which excludes deferred compensation expense of $216,000, gain on investments of $401,000, and pro forma net income of $1,762,000 or $0.07 per share for the same quarter of the prior fiscal year which excluded deferred compensation expense of $246,000 and a loss on investments of $85,000. Pro forma net income for the six months ended December 31, 2004, which excluded deferred compensation expense of $937,000, in-process research and development expense of $585,000, net gain on the sale of investments of $331,000 was $2,027,000, or $0.06 per share on a diluted basis. This compares to pro forma net income of $1,407,000 for the six months ended December 31, 2003 which excludes deferred compensation expense of $246,000, a gain on investments of $7,120,000 and related taxes on investments of $2,170,000, or $0.06 per share on a diluted basis. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table following the pro forma consolidated statement of operations.

“Although the results for the second fiscal quarter of 2005 reflect an anticipated delay in product transition, we now expect to resume our strong growth momentum in the March quarter and continue that growth throughout the balance of calendar 2005. In the face of what are seasonally slow March and June quarters for Consumer Electronics, we are ramping our new SVP-EX, in many new models with LCD-TV manufacturers which leads us to anticipate sequential growth in each quarter throughout calendar 2005. We now expect to start with modest sequential growth in the March quarter of 5% ~ 10%, and then average 20% ~ 25% quarterly sequential growth throughout the balance of the calendar year,” said Frank Lin, Trident’s President and CEO.

“In the December quarter, our new SVP-EX product with the industry leading DCRe (Digital Cinema Reality Engine) technology continued garnering additional design wins. Two existing top-tier OEM customers have started their production with the SVP-EX for the Spring launch of their new LCDTV models. In addition, two additional top tier OEM’s are expected to ramp their new LCD-TV models using the SVP-EX into production this Spring – giving us significant presence in four of the top six Tier I LCD-TV OEM’s. As more and more TV OEMs ramp their new models into production throughout calendar 2005, we expect our market share will continue to expand. We are quite confident that in 2005 we will emerge as the leading video processor chip supplier for the LCDTV market. Our success and design win momentum in early 2005 could not have come at a better time just as the LCDTV price is expected to drop by as much as 30% ~ 35% throughout calendar 2005, which in turn is expected to drive an increase in LCDTV volume from 7M ~ 8M units in 2004, to 13M ~ 15M units in 2005. With the superb new scaling quality of the SVP-EX, we are also building significant design-win momentum for larger PDP and DLP based TV’s. Several top-tier and second-tier OEMs will start their production throughout the next several months. During the Consumer Electronics Show in Las Vegas in January, we show-cased our integrated digital/analog video solutions with both HiDTV and SVP-EX chips in many large size LCD and PDP panel displays. Our customers continue to be impressed by our uncompromising video quality and the readiness of our complete digital/analog system solutions. Our strategy of winning first based on our high quality display technology, and then winning on the digital decoder extension has been very effective in convincing TV OEMs to get on a path to use our total digital/analog solutions. We are anticipating that calendar 2005 will be the year for us to carry our winning clout from the world of digital-ready to the world of digital-reality.”

About Pro Forma adjustments

     To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Trident uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Trident computes pro forma net income by adjusting GAAP net income for the impact of certain investment gains and excluding amortization of deferred stock compensation. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table following pro forma consolidated financial statements.

Webcast, Teleconference and Taped Replay

The Company also announced that it will hold a conference call to discuss the earnings, which will occur on Thursday, January 20, 2005 at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time). Shareholders may participate in the call by calling 800-510-0146 (U.S.), or 617-614-3449 (International) passcode 90409282. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 4:30 p.m. Pacific Time January 20, 2005 until midnight Pacific Time January 27, 2005, and can be accessed by calling 888-286-8010 (U.S.), or 617-801-6888 (International) using passcode 40509291.

Forward-Looking Information

This press release contains forward-looking statements, including statements which use the words “expect,” “hope,” “anticipate,” “believe,” “potential” and similar words, including our statements regarding financial expectations and our expectations regarding market leadership, product developments and design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, changes in targeted consumer electronics markets such as Digital Television, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.

About Trident Microsystems, Inc.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV, HDTV, and digital set-top box. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
Investor Relations
     Tel: (408) 991-8800
Email: Investor@tridentmicro.com
Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.
Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data, unaudited)	2004	2004	2003	2004	2003

Net revenues	$15,387	$16,602	$16,227	$31,990	$26,059

Cost of revenue	6,888	7,418	7,303	14,306	12,162

Gross profit	8,499	9,184	8,924	17,684	13,897
% of net revenues	55.2%	55.3%	55.0%	55.3%	53.3%

Research and development expenses	5,559	4,738	2,666	10,297	4,747
% of net revenues	36.1%	28.5%	16.4%	32.2%	18.2%

Selling, general and administrative expenses	2,733	2,358	3,683	5,091	6,707
% of net revenues	17.8%	14.2%	22.7%	15.9%	25.7%

In-process research and development expenses	585	—	—	585	—
% of net revenues	3.8%	—	—	1.8%	—

Income (loss) from operations	(378)	2,088	2,575	1,711	2,443
% of net revenues	(2.5)%	12.6%	15.9%	5.3%	9.4%

(Loss) Gain on investments, net	(70)	401	(85)	331	7,120

Interest and other income(expense), net	127	99	(265)	226	(392)

Minority interests in subsidiaries	(327)	(589)	(689)	(916)	(785)

Income before income taxes	(648)	1,999	1,536	1,352	8,386
% of net revenues	(4.2)%	12.0%	9.5%	4.2%	32.2%

Provision for income taxes	(102)	617	105	516	2,275
% of net revenues	(0.7)%	3.7%	0.6%	1.6%	8.7%

Net income	$(546)	$1,382	$1,431	$836	$6,111
% of net revenues	(3.5)%	8.3%	8.8%	2.6%	23.5%

Basic net income per share	$(0.02)	$0.06	$0.06	$0.04	$0.28

Common shares used in computing basic per share amounts	22,786	22,914	22,374	22,975	21,919

Diluted net income per share	$(0.02)	$0.04	$0.06	$0.01	$0.25

Common and common equivalent shares used in computing diluted per share amounts	22,786	25,192	25,098	25,278	24,710

Trident Microsystems, Inc.
Pro Forma Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, unaudited)	2004	2004	2003	2004	2003

Net revenues	$15,387	$16,602	$16,227	$31,990	$26,059

Cost of revenue	6,888	7,418	7,303	14,306	12,162

Gross profit	8,499	9,184	8,924	17,684	13,897
% of net revenues	55.2%	55.3%	55.0%	55.3%	53.3%

Research and development expenses	5,073	4,654	2,628	9,727	4,709
% of net revenues	33.0%	28.0%	16.2%	30.4%	18.1%

Selling, general and administrative expenses	2,498	2,226	3,475	4,724	6,499
% of net revenues	16.2%	13.4%	21.4%	14.8%	24.9%

Income (loss) from operations	928	2,304	2,821	3,233	2,689
% of net revenues	6.0%	13.9%	17.4%	10.1%	10.3%
Interest and other income(expense), net	127	99	(265)	226	(392)
Minority interests in subsidiaries	(327)	(589)	(689)	(916)	(785)

Income(loss) before income taxes	728	1,814	1,867	2,543	1,512
% of net revenues	4.7%	10.9%	11.5%	7.9%	5.8%

Provision for income taxes	(102)	617	105	516	105
% of revenues	(0.7)%	3.7%	0.6%	1.6%	0.4%

Net income(loss)	$830	$1,197	$1,762	$2,027	$1,407
% of net revenues	5.4%	7.2%	10.9%	6.3%	5.4%

Basic net income (loss) per share	$0.04	$0.05	$0.08	$0.09	$0.06

Common shares used in computing basic per share amounts	22,786	22,914	22,374	22,975	21,919

Diluted net income (loss) per share	$0.03	$0.04	$0.07	$0.06	$0.06

Common and common equivalent shares used in computing diluted per share amounts	25,113	25,192	25,098	25,278	24,710

A reconciliation between net income on a GAAP basis
and pro forma net income (loss) is as follows:

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data, unaudited)	2004	2004	2003	2004	2003

GAAP net income	$(546)	$1,382	$1,431	$836	$6,111

In process research and development expenses	585	—	—	585	—

Amortization of stock based compensation	721	216	246	937	246

Loss (gain) on investments, net	70	(401)	85	(331)	(7,120)

Income taxes on investments	—	—	—	—	2,170

Pro forma net income (loss)	$830	$1,197	$1,762	$2,027	$1,407

Trident Microsystems, Inc.
Consolidated Balance Sheet

	December 31,	September 30,	December 31,
(in thousands, unaudited)	2004	2004	2003

ASSETS
Current assets
Cash and cash equivalents	$34,561	$35,405	$26,225
Short-term investment — UMC	48,487	45,331	62,981
Short-term investments — other	—	—	23
Accounts receivable, net	2,007	2,508	1,177
Inventories	2,508	2,317	3,126
Prepaid expenses and other current assets	2,202	1,946	1,431

Total current assets	89,765	87,507	94,963

Property and equipment, net	2,096	2,349	2,411
Long-term investment — UMC	—	—	2,103
Long-term investments — other	3,347	2,405	2,950
Other assets	1,707	1,555	341
Intangible assets	3,584	—	—
Goodwill	151	—	—

Total assets	$100,650	$93,816	$102,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,461	$4,045	$6,914
Accrued liabilities	8,539	7,477	8,616
Deferred income taxes	1,352	89	6,095
Income taxes payable	4,759	4,868	3,856

Total current liabilities	21,111	16,479	25,481
Minority interests in subsidiaries	5,017	5,589	2,976

Total liabilities	26,128	22,068	28,457

Stockholders’ equity
Capital stock	47,654	46,227	44,641
Retained earnings	24,995	25,541	20,682
Accumulated other comprehensive income (loss)	1,873	(20)	8,988

Total stockholders’ equity	74,522	71,748	74,311

Total liabilities and stockholders’ equity	$100,650	$93,816	$102,768